UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 9, 2014

Brainstorm Cell Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54365	20-8133057
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

605 Third Avenue, 34th Floor
New York, NY	10158
(Address of principal executive offices)	(Zip Code)

(646) 666-3188

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Tony Fiorino

On June 9, 2014, Brainstorm Cell Therapeutics Inc. (the “Company”) appointed Anthony Fiorino, M.D., Ph.D. as its Chief Executive Officer, effective June 9, 2014.

On June 9, 2014, the Company, and Anthony Fiorino, M.D., Ph.D. entered into an employment agreement which sets forth the terms of Dr. Fiorino’s employment (the “Agreement”). Pursuant to the Agreement, Dr. Fiorino will be paid an annual salary of $275,000, to be increased annually by no less than $7,500 per year.  Dr. Fiorino will also receive other benefits that are generally made available to the Company’s employees.  Dr. Fiorino also was granted a stock option (the “Fiorino Grant”) on June 9, 2014 (the “Grant Date”) for the purchase of 5,700,000 shares of the Company’s common stock (the “Shares”), which shall vest and become exercisable as to 25% of the Shares on the first anniversary of the Grant Date (the “Initial Vesting Date”) and the remainder of the Shares shall vest and become exercisable in equal monthly installments on each of the 36 monthly anniversaries following the Initial Vesting Date.  The exercise price for the Fiorino Grant is $0.30 per share.

The Agreement contains termination provisions, pursuant to which (A) if the Company terminates the Agreement or Dr. Fiorino’s employment without Cause (as defined in the Agreement) or if Dr. Fiorino terminates the Agreement or his employment thereunder with Good Reason (as defined in the Agreement), the Company shall (i) continue to pay Dr. Fiorino, as severance pay, his base salary pursuant to the Company's regular payroll schedule for a period equal to four (4) months (which shall increase to six (6) months after the first anniversary of the date of the Agreement and nine (9) months after the second anniversary of the date of the Agreement) (assuming Dr. Fiorino is actively employed by the Company on such dates) from the date that Dr. Fiorino receives notice of termination of his employment with the Company (the “Payment Period”) or issue within 15 days of his termination a lump sum payment equivalent to such number of months of base salary; and (ii) pay Dr. Fiorino within 30 days of his termination of employment any bonus compensation that Dr. Fiorino would be entitled to receive during the Payment Period in the absence of his termination without Cause or for Good Reason; (iii) immediately vest such number of options that would have vested during the following 6 months following the date of notice of termination and (iv) shall continue to provide to Dr. Fiorino health insurance benefits during the Payment Period and; (B) if at any time within twelve (12) months after a Change of Control of the Company (as defined in the Agreement) has occurred, Dr. Fiorino's employment is terminated (x) by the Company or any successor company for any reason other than for Cause or Dr. Fiorino's disability or death (y) or by Dr. Fiorino due to a Change of Control termination, the Company shall pay or provide Dr. Fiorino the following within thirty (30) days of such termination of employment: (i) all base salary up through the date of such termination, (ii) Dr. Fiorino's target bonus compensation for the year in which the Change of Control, (iii) base salary for twelve (12) months following the date of such termination; and (iv) acceleration in full of the vesting and exercisability of all Company stock options granted to Dr. Fiorino. The foregoing severance payments are conditional upon Dr. Fiorino executing a full and general waiver and release in favor of the Company in a form reasonably acceptable to the Company.

Prior to joining the Company, Dr. Fiorino was a biopharmaceutical executive, entrepreneur and investor with experience in clinical drug development, due diligence including clinical and preclinical data analysis, market research, financial modeling and valuation analysis, biotechnology finance and long-short portfolio management. Prior positions include Managing Director, Greywall Asset Management, where he served as biopharmaceuticals analyst/portfolio manager for $50 million long-short healthcare equity fund since 2013, President and Managing Member of Alchimia Partners, where he ran a consulting practice with expertise in drug development, pharmaceutical markets, and biotechnology finance since 2010, and founding and serving as President and Chief Executive Officer of EnzymeRx, a start-up biotechnology company where he served from 2008 to 2010. Dr. Fiorino has also served as Portfolio Manager and Senior Vice President of Peqnot Capital, as a Senior Analyst at Sands Point Partners, as Vice President of Citigroup Asset Management and as Vice President of JP Morgan Securities.

Anthony Fiorino, M.D., Ph.D. is 46 years old. There are no family relationships between Dr. Fiorino and any member of the Board of Directors or other executive officer of the Company.

The above description of the Agreement is qualified in its entirety by reference to the terms of the Agreement, attached hereto as Exhibit 10.1 and incorporated herein by reference.

Chaim Lebovits

In connection with the appointment of Dr. Fiorino, Chaim Lebovits ceased to serve as the Company’s principal executive officer effective June 9, 2014. Mr. Lebovits will continue to serve as the Company’s President.

Item 8.01 Other Events

On June 9, 2014, the Company issued a press release announcing that it has appointed Tony Fiorino, MD, PhD as its new Chief Executive Officer. The foregoing description is qualified in its entirety by reference to the Press Release filed as Exhibit 99.1 hereto, which exhibit is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The exhibits listed in the Exhibit Index below are filed with this report.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 9, 2014	Brainstorm Cell Therapeutics Inc.

	By:	/s/ Liat Sossover
Liat Sossover
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement dated June 9, 2014 between Brainstorm Cell Therapeutics Inc. and Anthony Fiorino, M.D., Ph.D.
99.1	Press Release dated June 9, 2014.